                                    FORM 15

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 10549


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-13775

                          KEYSTONE HERITAGE GROUP, INC.
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             (Exact name of registrant as specified in its charter)

                                555 Willow Street
                                Lebanon, PA 17046
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $5.00
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            (Title of each class of securities covered by this Form)

                                       N/A
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [x]          Rule 12h-3(b)(1)(i)    [x]
         Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                             Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: None
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Keystone Heritage Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March 27, 1998                             BY: /s/ Albert B. Murry
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                                                      Albert B. Murry
                                                      President and Chief
                                                      Executive Officer